Exhibit 10.1

Koppers Inc.
Annual Incentive Plan

As amended and restated effective February 12, 2025

The purpose of the Koppers Inc. Annual Incentive Plan (the “Plan”) is to enhance the ability of Koppers Inc. (the “Company”) to provide incentive compensation to Employees to attract, motivate and retain Employees, stimulate Employees to use their innate creativity and entrepreneurial thinking in carrying out their responsibilities, enhance the growth and profitability of the Company, and foster a spirit of teamwork and mutual supportiveness among key Employees by providing key Employees with an opportunity for additional compensation based upon their contributions to the achievement of the business goals of the Company. In so doing, the Plan seeks to align Employee interest with those of the Company’s shareholders by providing variable compensation, based on the achievement of performance objectives. The Plan provides a means of rewarding Participants based on the performance of the Company and its subsidiaries and business units and, where appropriate, on a Participant’s personal performance. Capitalized terms used, but not otherwise defined, shall have the meaning given to them in Section 1. The Plan was originally adopted on February 24, 2015 and was amended and restated effective as of February 12, 2025.

1.
Definitions.
(a)
“Award Letter” means an individual letter agreement with, or letter notice to, a Participant describing the terms of any Bonus.
(b)
“Board” means the Board of Directors of KH.
(c)
“Bonus” means a bonus earned by a Participant under the Plan for any Performance Period.
(d)
“Cause” has the meaning set forth in any individual employment, change in control severance or other individual services or compensation agreement between a Participant and the Company or in any individual Award Letter, and in the absence of the usage of such a term in such an agreement, means termination due to (i) the repeated failure by the Participant to substantially perform the Participant’s duties with the Company or its affiliates on the lawful directive of the Participant’s supervisor (other than any such failure resulting from Participant’s incapacity due to physical or mental illness); (ii) an indictment or conviction of the Participant of, or a plea of nolo contendere by the Participant to, any felony or other crime involving moral turpitude; (iii) any other act or omission involving dishonesty, disloyalty or fraud on the part of the Participant with respect to the Company or its affiliates or otherwise in connection with the performance of the Participant’s duties; (iv) material violation of any Company policy or procedure applicable to the Participant; or (v) any other material breach of any employment agreement or other written agreement between the Participant and the Company or its affiliates. The determination of whether a termination is for “Cause” will be made by the Plan Administrator in its sole discretion.
(e)
“Change in Control” has the meaning set forth in the LTIP.
(f)
“Employee” means any employee of the Company or any of its subsidiaries.
(g)
“Executive” means any Employee that is an executive officer of KH, the Company or any of their respective subsidiaries and whom the Board of has determined is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.
(h)
“KH” means Koppers Holdings Inc.

(i)
“LTIP” means the KH’s 2020 Long-Term Incentive Compensation Plan, as amended, or any successor thereof.
(j)
“Participant” for any Performance Period, means an Employee or Executive designated by the Plan Administrator to participate in the Plan, who meets the eligibility requirements of Section 2.
(k)
“Performance Goals” has the meaning set forth in Section 4(c).
(l)
“Performance Period” means the calendar year, or any other period designated by the Plan Administrator with respect to which a Bonus may be earned.
(m)
“Plan Administrator” means (i) with respect to Executives, the Compensation Committee of the Board (the “Compensation Committee”) or another committee appointed by the Board to administer the Plan with respect to Executives, and (ii) for Employees that are not Executives, initially the Chief Executive Officer of KH and thereafter his or her designee or any other individual or committee appointed by the Compensation Committee.
(n)
“Section 409A” means Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

2.
Eligibility; Participation.

(a)
General Rule. An Employee is eligible to participate in the Plan for all or part of a Performance Period if the Employee (i) has a salary grade of at least 25 or higher; and (ii) has performed their duties during the applicable Performance Period consistent with applicable standards and in accordance with Company policies. The Plan Administrator shall select from among those eligible, the Employees who will from time to time participate in the Plan as a Participant and be eligible to receive a Bonus. Participation with respect to one Bonus under the Plan will not entitle an Employee to participate with respect to a subsequent Bonus or Bonuses, if any.
(b)
New Hires. Employees hired on or before December 1st of a Performance Period may be eligible to participate in the Plan for the applicable Performance Period. In this case, any Bonus received by the Participant will be prorated to reflect the portion of the Performance Period that the Participant was employed by the Company or any of its subsidiaries, as determined in the sole discretion of the Plan Administrator. Employees hired after December 1st of a Performance Period are not eligible to participate in the Plan for the Performance Period in which they are hired. Such Employees may be eligible to participate in the Plan beginning in the following Performance Period.
3.
Administration.

The Plan Administrator shall administer the Plan, subject to and in compliance with applicable law. The Plan Administrator shall have full discretionary authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to approve all Bonuses and amounts paid thereunder, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. All powers of the Plan Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. All decisions and determinations by the Plan Administrator shall be final, conclusive and binding on the Company, the Participants, and any other persons having or claiming an interest hereunder. The Plan Administrator’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and its subsidiaries and all Employees, including, the Participants and their respective beneficiaries and any other person having or claiming an interest on behalf of the Participant.

4.
Determination of Bonuses.
(a)
Establishment of Bonus Thresholds and Performance Goals. As soon as practicable after the beginning of the Performance Period, the Plan Administrator shall determine (i) the Employees who shall be Participants during that Performance Period, (ii) the terms of the Bonus applicable to each Participant, (iii) if applicable, the threshold, target, and maximum Performance Goals for each Bonus, (iii) if applicable, each Participant’s threshold Bonus, target Bonus and maximum Bonus, and (iv) whether individual performance of a Participant should impact that Participant’s Bonus.
(b)
Award Letters. In connection with each Bonus, the Company may issue the applicable Participant an Award Letter, and each Award Letter may include a matrix illustrating their applicable Performance Goals at threshold, target, and maximum achievement and the corresponding Bonus payout levels.
(c)
Performance Goal Criteria. For any Performance Period, “Performance Goal” shall mean the business criteria selected by the Plan Administrator to measure the level of performance of the Company and/or its affiliates during a Performance Period. The Plan Administrator may select as the Performance Goals for a Performance Period any performance measures which it may consider appropriate for the Bonus, which may include, but shall not be limited to, one or combination of the following Company measures, as interpreted by the Plan Administrator, which measures (to the extent applicable) will be determined in accordance with GAAP: (i) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation; (ii) earnings or operating income before interest and taxes and/or charges for stock-based compensation (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) market price of the Company’s common stock; (vi) return on equity or average shareholder equity; (vii) total shareholder return or growth in total shareholder return, either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, rate of return on capital, return on invested capital or improvements on capital structure; (xi) bond ratings; (xii) safety, health or environmental record or performance; (xiii) sales, revenue, growth in revenue or return on sales; (xiv) income or net income; (xv) operating income or net operating income; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) return on operating revenue or return on operating profit; (xix) cash flow or cash flow per share (before or after dividends); (xx) market share; (xxi) collections and recoveries, (xxii) debt reduction, borrowing levels, leverage ratios or credit rating; (xxiii) compliance with covenants in the Company’s and/or its affiliates’ debt agreements; (xxiv) litigation and regulatory resolution goals, (xxv) expense control goals, (xxvi) budget comparisons, (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added or other value added measures, (xxxi) on-time delivery, quality standards and/or other measures of customer satisfaction, (xxxii) employee retention and/or attrition rates; (xxxiii) comparable site sales; (xxxiv) resolution and/or settlement of litigation and other legal proceedings; (xxxv) regulatory compliance; (xxxvi) satisfactory internal or external audits; (xxxvii) improvement of financial ratings; (xxxviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of information technology; (xxxix) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xxxx) mergers and acquisitions, divestitures and/or business expansion; and (xxxxi) other similar criteria consistent with the foregoing. The Plan Administrator may also award Bonuses that are based on performance measures other than those set forth above.
(d)
Determination of Performance. On the rules and procedures that the Plan Administrator may establish from time to time, the Plan Administrator shall determine the achievement of performance for any Performance Goals applicable to Bonuses, determine the aggregate amount of funding that will be applicable to all Bonuses for a Performance Period and any other procedures necessary for determining Bonuses in its own discretion. As soon as practicable following the final determination of the Company’s financial results for the relevant Performance Period, the Plan Administrator will determine individual Bonuses, which will be paid as set forth in Section 5.
(e)
Calculation of Individual Bonuses. A Participant’s Bonus will generally be based on the achievement of the Performance Goals; however, following determination of performance, the Plan Administrator may take individual performance into account in order to adjust an individual Bonus. The amount actually paid to a Participant may be more or less than the applicable target Bonus, depending on the extent to which the Performance Goals are satisfied, individual performance and any other criteria determined to be appropriate by the Plan Administrator.
(f)
Adjustment of Bonuses. Without limiting the Plan Administrator’s authority hereunder, the Plan Administrator may make adjustments in the terms and conditions of, the criteria included in, and the performance results applicable to, Bonuses in recognition of extraordinary, unusual or nonrecurring events affecting the Company or the financial statements of the Company, changes in applicable laws, regulations, or accounting principles, or such other items or events, whenever the Plan Administrator determines, in its sole discretion, that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
(g)
Change in Control. In the event of a Change in Control during a Performance Period, the Plan Administrator may make any of the adjustments described in the preceding Section 4(f) and/or may provide that each Participant shall receive the Participant’s target Bonus, maximum Bonus or a Bonus based on actual performance, or a prorated portion of any of the foregoing for the Performance Period in which the Change in Control occurs.
5.
Payment of Bonuses.
(a)
Payment Timing. As soon as practical following the determination of individual Bonuses set forth in Section 4, each Bonus will be paid to the applicable Participant, less applicable deductions and withholding.
(b)
Retention Bonuses. In connection with awarding a Bonus, the Plan Administrator may determine that such Bonus should have a retention component and be payable over time, subject to the terms and conditions of the Award Letter applicable to such Bonus.
(c)
Deferral. Notwithstanding the foregoing, the Compensation Committee may establish rules and procedures applicable to any Bonus amounts deferred consistent with the applicable requirements of Section 409A.
6.
Limitations on Rights to Payment of Bonuses.
(a)
Continued Employment Requirement. Except as provided below or as may be provided in an Award Letter that relates to a Bonus, no Participant shall have any right to receive payment of a Bonus for a Performance Period unless the Participant remains employed in good standing by, or providing services to the Company or one of its affiliates through the payment date for the Bonus, as determined by the Plan Administrator; provided, however, that the Plan Administrator may determine that if a Participant’s employment or services with the Company terminates prior to the payment date, the Participant shall remain eligible to receive all or a prorated portion of any Bonus that would otherwise have been paid for the applicable Performance Period, based on attainment of the Performance Goals, in such circumstances as the Plan Administrator deems appropriate. Payment of any such Bonus shall be made at the same time Bonuses are paid to other Participants in the Plan in accordance with Section 5 above.
(b)
Earning a Bonus. A Participant has no contractual right to a Bonus. A Participant will be eligible to earn a Bonus for a Performance Period based on the level of achievement of the Performance Goals established by the Plan Administrator for that Performance Period; provided that the Plan Administrator may increase or decrease the amount payable pursuant to a Bonus based on additional established performance criteria and/or based on the Plan Administrator’s assessment of individual performance or other factors determined by the Plan Administrator in its sole discretion. The Plan Administrator shall have sole discretion to determine whether and to what extent the Performance Goals have been met. No Bonus shall be deemed earned until the Plan Administrator makes such determinations and all qualifying conditions of the Plan have been satisfied. The Plan Administrator shall have sole discretion to determine whether a Participant has earned a Bonus, and the amount of any such Bonus earned.
(c)
Leaves of Absence. If a Participant is on an authorized leave of absence lasting 30 days or more during the Performance Period, the Plan Administrator may determine that, subject to Compensation Committee approval, as applicable, the Participant is eligible to receive a prorated portion of the Bonus based on the number of days the Participant worked during the Performance Period. Payment of any such Bonus shall be made at the same time Bonuses are paid to other Participants in the Plan in accordance with Section 5 above.
(d)
Company Policies. Any Bonus payments shall be made in accordance with and subject to the Company’s compliance with its debt covenants, including interest obligations and scheduled repayment of debt.
(e)
Application of Clawback Policies. A Participant shall have no contractual right to a Bonus. The Plan Administrator shall have sole discretion to determine whether a Participant will receive a Bonus, and the amount of any such Bonus. No Bonus (nor any pro rata portion thereof) shall be earned unless and until the Plan Administrator has approved the total payout under the Plan for the Performance Period and the amount of any Bonus to be paid to the Participant, the Participant has met all the conditions of the Plan, and any clawback, recoupment or forfeiture provisions of any applicable clawback, recoupment or forfeiture policy (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange) approved by the Board of Directors of KH, as in effect from time to time, whether approved before or after the effective date of the Plan (as applicable, a “Clawback Policy”) have been applied.

All amounts payable under the Plan are subject to the terms of any applicable Clawback Policy and, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under the Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the Participant the amount specified under the policy to be clawed back, recouped or forfeited.

7.
Amendment and Termination of the Plan. The Compensation Committee or the Board may amend or terminate this Plan at any time, whether prospectively or retroactively and without regard to whether such amendment or termination impairs or enhances a Participant’s rights as in effect prior to such amendment or termination.
8.
Miscellaneous Provisions.
(a)
No Employment Right. Nothing in the Plan, and no action taken pursuant to the Plan, shall confer upon a Participant the right to continue in the employ of the Company or its affiliates or affect the right of the Company or its affiliates to terminate a Participant’s employment at any time for any reason.
(b)
No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred, and any attempted assignment or transfer shall be null and void.
(c)
Unfunded Arrangement. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. Each Participant’s right to receive payment under the Plan shall be no greater than the right of an unsecured general creditor of the Company.
(d)
Tax Matters. All Bonuses under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Plan is intended to comply with Section 409A or an exemption. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Section 409A, this Plan shall be administered so that such payments are made in accordance with the requirements of Section 409A, including the six-month delay for “specified employees” as determined in accordance with Section 409A. However, in no event shall the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.
(e)
Governing Law. The validity, construction, interpretation and effect of the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof, to the extent that United States federal laws do not otherwise control. Any action arising out of, or relating to, any of the provisions of the Plan shall be brought only in federal or state courts in the Commonwealth of Pennsylvania, and the jurisdiction of such court in any such proceeding shall be exclusive.